UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 1, 2011
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

We are assessing the impact of the earthquake and resulting events in Japan on our Automotive operations.  Although we have no production facilities in Japan, we do obtain materials and components from suppliers located in Japan, and we are working closely with those suppliers to assess their production and shipping capabilities and to minimize any disruptions.  We also are pursuing other sources of supply as necessary and practicable.

To date, the only effect on our production directly attributable to the events in Japan involves restrictions on ordering vehicles in certain paint colors for which an essential element is sourced from a plant in the affected area of Japan.  We also have taken potential parts shortages related to Japan into account both as we schedule previously-planned down weeks and as part of our regular production planning process to match supply to current demand.  Importantly, however, we were able to maintain our previously-announced first quarter 2011 production volumes.

Because the situation in Japan continues to develop, supply interruptions related to materials and components from Japan could manifest themselves in the weeks ahead.  Should the supply of a key material or component from Japan be disrupted and an alternate supply not be available, we could have to reduce or temporarily cease production of vehicles, which could adversely affect our and Ford Motor Credit Company's financial condition and results of operations.

Our news release dated April 1, 2011 concerning U.S. retail sales of Ford vehicles in March 2011 is filed as Exhibit 99 to this Report and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News release dated April 1, 2011 concerning	Filed with this Report
March 2011 U.S. retail sales

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: April 1, 2011	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News release dated April 1, 2011 concerning March 2011
U.S. retail sales